Exhibit 99
Stem Announces First Quarter 2025 Results
Achieved strong GAAP and non-GAAP gross margins
First quarter of positive operating cash flow in company history
Increased ARR by 8% sequentially to $57M
Implemented targeted workforce reductions, driving estimated $30M in annualized cash cost savings
Reaffirming full year 2025 guidance across all metrics

First Quarter 2025 Financial and Operating Highlights
Financial Highlights
•Revenue of $32.5 million, up 27% from $25.5 million in 1Q24
•GAAP gross profit of $10.5 million, up from $(24.2) million in 1Q24
•Non-GAAP gross profit of $14.8 million up from $13.8 million in 1Q24
•GAAP gross margin of 32%, up from (95)% in 1Q24
•Non-GAAP gross margin of 46%, up from 24% in 1Q24
•Net loss of $25.0 million versus net loss of $72.3 million in 1Q24
•Adjusted EBITDA of $(4.6) million versus $(12.2) million in 1Q24
•Operating cash flow of $8.5 million versus $(0.6) million in 1Q24
•Ended 1Q25 with $58.6 million in cash & cash equivalents, up $2.3 million versus $56.3 million at end of 4Q24

Operating Highlights*
•Bookings of $34.5 million versus $37.6 million in 4Q24
•Contracted backlog of $25.3 million, up 21% from end of 4Q24
•Storage operating assets under management (“AUM”) of 1.6 gigawatt hours (“GWh”), up 100% from the end of 1Q24 and down 11% from the end of 4Q24
•Solar operating AUM of 32.4 gigawatts (“GW”), up 20% from end of 1Q24 and up 8% from end of 4Q24
•Contracted annual recurring revenue (“CARR”) of $69.0 million, up 7% from the end of 4Q24
•Annual recurring revenue (“ARR”) of $56.9 million, up 8% from end of 4Q24
SAN FRANCISCO – April 29, 2025 – Stem, Inc. (“Stem,” “we” or the “Company”) (NYSE: STEM), a global leader in artificial intelligence (AI)-driven clean energy solutions and services, announced today its financial results for the three months ended March 31, 2025.

“We made meaningful progress advancing our strategic priorities in the first quarter, especially in our software-related businesses,” said Arun Narayanan, Chief Executive Officer of Stem. “Our renewed focus on PowerTrack is driving software revenue growth and we have taken decisive action to optimize our cost structure and enhance our software development capabilities. Our recently announced targeted workforce reductions are consistent with our software-focused strategy and are expected to generate approximately $30 million in annual cash cost savings, including $24 million expected to benefit this year. While these changes to our team are challenging in the short term, we believe our organizational restructuring will streamline operations and empower our team to drive profitable growth over the near and long term.”

“The first quarter of 2025 showed strong execution of our strategic initiatives and demonstrates that we are steering Stem in the right long-term direction,” said Doran Hole, Chief Financial Officer and Executive Vice President of Stem. “We achieved strong GAAP and non-GAAP gross margins, driven by the strength of our high-margin software, services, and edge device offerings. We achieved another positive milestone this quarter by generating positive cash flow from operations for the first time in our history, reflecting the strength of our business model and execution of our strategy. Given these results, we are reaffirming our full year 2025 guidance across all metrics.”
* The definitions of bookings, contracted backlog, and CARR have been revised versus prior period disclosure. Thus, related 4Q24 operating metrics in this press release have been recalculated under the revised definitions to achieve a more accurate comparison. See table titled “Key Financial Results and Operating Metrics” for these new definitions.

Key Financial Results and Operating Metrics
($ in millions, unless otherwise noted):

	Three Months Ended March 31,
	2025	2024
Key Financial Results(1)
Revenue	$32.5	$25.5
GAAP Gross Profit (Loss)	$10.5	$(24.2)
GAAP Gross Margin (%)	32%	(95)%
Non-GAAP Gross Profit*	$14.8	$13.8
Non-GAAP Gross Margin (%)*	46%	24%
Net Loss	$(25.0)	$(72.3)
Adjusted EBITDA*	$(4.6)	$(12.2)

Key Operating Metrics
Bookings(2)	$34.5	—
Contracted Backlog(3)**	$25.3	—
Storage Operating AUM (in GWh)(4)**	1.6	0.8
Solar Operating AUM (in GW)(5)**	32.4	26.9
CARR(6)**	$69.0	—
ARR(7)**	$56.9	$45.1
(1) As previously disclosed, revenue, gross profit (loss), and net loss were negatively impacted by a $33.1 million reduction in revenue for the three months ended March 31, 2024, and by excess supplier costs and resulting liquidated damages, as discussed below.
(2) Redefined versus prior periods. Beginning with our Q1 2025 Quarterly Report on Form 10-Q, the Company is redefining “Bookings” as the total value of executed purchase orders. Previously this metric included all relevant executed contracts, regardless of whether or not a related purchase order had been executed.
(3) Redefined versus prior periods. Beginning with our Q1 2025 Quarterly Report on Form 10-Q, the Company is redefining “Contracted Backlog” as the total value of hardware and non-recurring services bookings with executed purchase orders in dollars, as of a specific date. Previously, this metric included the total contract value of hardware, software and services contracts recognized ratably over the contract period, regardless of whether or not a related purchase order had been executed.
(4) New metric, introduced in our Q1 2025 Quarterly Report on Form 10-Q. Represents total GWh of energy storage systems in operation. Contracted storage AUM from prior periods has been replaced with this metric.
(5) Total GW of solar systems in operation.
(6) Contracted Annual Recurring Revenue (“CARR”): Redefined versus prior periods. Beginning with our Q1 2025 Quarterly Report on Form 10-Q, the Company is redefining CARR as the annualized value from Stem customer subscription contracts with executed purchase orders signed in the period for systems that are not yet operating and all operating Stem customer subscription contracts, including solar software, storage software & recurring managed services, and some recurring professional services contracts. Previously, this metric included the annualized value from all executed Stem customer subscription contracts, regardless of whether or not a related purchase order had been executed.
(7) Annual Recurring Revenue (“ARR”): New metric, introduced in our Q1 2025 Quarterly Report. Annualized value from operating customer subscription contracts, including solar software, storage software & recurring managed services, and any recurring professional services contracts.

*Non-GAAP financial measures. Adjusted EBITDA and non-GAAP gross profit and margin, both for the three months ended March 31, 2024 were adjusted to exclude the impact of the previously disclosed reductions in revenue, excess supplier costs and resulting liquidated damages, as discussed below. See the section below titled “Use of Non-GAAP Financial Measures” for details and the section below titled “Reconciliations of Non-GAAP Financial Measures” for reconciliations.
** At period end.
First Quarter 2025 Financial and Operating Results
Financial Results
Revenue for the first quarter of 2025 increased 27% year-over-year to $32.5 million, versus $25.5 million in the first quarter of 2024. As previously disclosed, reported revenue for the first quarter of 2024 reflects a $33.1 million reduction in revenue due to updated valuations of certain contracts that provide parent company guarantees for hardware revenue recorded in 2022 and 2023.

GAAP gross profit (loss) was $10.5 million, or 32%, versus $(24.2) million, or (95)%, in the first quarter of 2024. The year-over-year increase in GAAP gross profit ($) and GAAP gross margin (%) was primarily driven by a higher mix of software and services revenue in the quarter, and the absence of the $33.1 million non-recurring item discussed above.
Non-GAAP gross profit was $14.8 million, or 46%, versus $13.8 million, or 24%, in the first quarter of 2024. The year-over-year increase in non-GAAP gross profit ($) and non-GAAP gross margin (%) was due to a higher contribution from software and services revenue in the quarter.
Net loss was $25.0 million versus first quarter 2024 net loss of $72.3 million. The year-over-year change was primarily due to higher gross profit and lower operating costs.
Adjusted EBITDA was $(4.6) million compared to $(12.2) million in the first quarter of 2024, primarily due to higher gross profit and lower operating costs.

The Company ended the first quarter of 2025 with $58.6 million in cash and cash equivalents, an increase of approximately $2.3 million versus $56.3 million in cash and cash equivalents reported at the end of the fourth quarter 2024.
Operating Results

The definitions of bookings, contracted backlog, and CARR have been revised versus prior periods.
Contracted backlog was $25.3 million at the end of the first quarter of 2025, compared to $20.9 million as of the end of the fourth quarter of 2024, representing a 21% sequential increase.
Bookings were $34.5 million in the first quarter of 2025 versus $37.6 million in the fourth quarter of 2024.

Storage operating AUM decreased 11% sequentially to 1.6 GWh for the first quarter of 2025 due to the removal of PowerBidder Pro contracts. Solar operating AUM increased 8% sequentially to 32.4 GW for the first quarter of 2025 driven by system activations.

CARR increased 7% sequentially to $69.0 million at the end of the first quarter of 2025 from $64.5 million at the end of the fourth quarter of 2024, driven by increased bookings.

ARR increased 8% sequentially to $56.9 million at the end of the first quarter of 2025 from $52.8 million at the end of the fourth quarter of 2024. This increase of $4.1 million was driven by system activations and higher renewals.

The following table provides a summary of backlog at the end of the first quarter of 2025, compared to backlog at the end of the fourth quarter of 2024 ($ in millions):

End of 4Q24	$20.9
Add: Bookings	18.2
Less: Hardware revenue	(14.3)
Project and professional services revenue	(1.7)
Amendments/Cancellations	2.2
End of 1Q25	$25.3

Outlook
The Company is reaffirming its full year 2025 guidance as follows ($ millions, unless otherwise noted):

Previous
Revenue	$125 - $175
Software, edge hardware, & services	$120 - $140
Battery hardware resale	Up to $35

Non-GAAP Gross Margin (%)*	30% - 40%

Adjusted EBITDA	$(10) - $5

Operating Cash Flow	$0 - $15

Year end ARR**	$55 - $65

*See the section below titled “Reconciliations of Non-GAAP Financial Measures” for information regarding why Stem is unable to reconcile Non-GAAP Gross Margin and Adjusted EBITDA guidance to their most comparable financial measures calculated in accordance with GAAP.
** See below for definitions.
Business Updates

•On January 16, 2025, the Company’s Board of Directors (the “Board”) appointed Arun Narayanan as Chief Executive Officer, effective January 27, 2025. Effective as of that date, David Buzby stepped down as Interim CEO and Executive Chairman of the Board and re-assumed the role of Chairman of the Board. On March 18, 2025, the Board appointed software and finance veterans Vasudevan Guruswamy and Krishna Shivram to the Board.

•In April 2025, the Company implemented an organizational realignment, including the establishment of distinct business units (“BU”), namely software, professional services, managed services, and OEM hardware. Each BU has full profit and loss responsibility, which is expected to drive accountability, accelerate decision-making, unlock operational efficiencies, and optimize capital deployment across the Company.

•On April 9, 2025, and as part of the organizational realignment, the Company announced a reduction of its global workforce of approximately 27%, as part of the Company’s broader efforts to prioritize investments in software, reduce operating costs, increase efficiency, drive profitable growth and increase stockholder value. The Company estimates that it will incur charges of approximately $6.0 million to $6.5 million, primarily consisting of severance payments, notice period payments in applicable jurisdictions, employee benefits and related costs. The Company expects to incur these expenses primarily in the second quarter of 2025.

•On April 23, 2025, the Company filed its definitive proxy statement for its 2025 Annual Meeting of Stockholders (“Annual Meeting”), which will occur on June 4, 2025. As part of the Annual Meeting, the Company is seeking stockholder approval of a reverse stock split at a ratio of 1-for-10 up to a ratio of 1-for-20. The reverse stock split is intended to enable the Company to regain compliance with the minimum listing standards of the New York Stock Exchange.

Some Factors Affecting our Business and Operations
As previously disclosed, the Company entered into certain contractual guarantees in 2022 and 2023 pursuant to which, if a customer were unable to install or designate hardware to a specified project within a specified period of time, the Company would be required to assist the customer in re-marketing the hardware for resale by the customer. Such guarantees provide that, in such cases, if the customer resold the hardware for less than the amount initially sold to the customer, the Company would be required to compensate the customer for any shortfall in fair value for the hardware from the initial contract price. The Company accounts for specified contractual guarantees as variable consideration. The Company reviews its estimate of variable consideration, including changes in estimates related to such guarantees, each quarter for facts or circumstances that have changed from the time of the initial estimate. As previously disclosed, the Company recorded a net revenue reduction of $33.1 million during the three months ended March 31, 2024 due to market conditions and revised negotiated valuations of assets under certain hardware price guarantees entered into in 2022 and 2023. Such reductions in revenue were related to deliveries that occurred prior to 2023. The Company has not issued such guarantees since June 2023 and does not intend to issue any new guarantees in the future.
There are no remaining PCGs outstanding, and the Company expects no future impact on its financial results as a result of PCGs.
The Company is subject to risk and exposure from the evolving macroeconomic, geopolitical and business environment, including uncertainty regarding the U.S. government’s potential changes to the Inflation Reduction Act, the effects of increased global inflationary pressures and interest rates, import tariffs and retaliatory trade policies, potential economic slowdowns or recessions, and geopolitical pressures, including the armed conflicts between Russia and Ukraine, and in the Gaza Strip and nearby areas, as well as tensions between China and the United States, and uncertainty around current and future trade policies. We regularly monitor and attempt to mitigate the direct and indirect effects of these circumstances on our business and financial results, although there is no guarantee of the extent to which we will be successful in these efforts.
Use of Non-GAAP Financial Measures
In addition to financial results determined in accordance with U.S. generally accepted accounting principles (“GAAP”), this earnings press release contains the following non-GAAP financial measures: adjusted EBITDA, non-GAAP gross profit and non-GAAP gross margin.

We use these non-GAAP financial measures for financial and operational decision-making and to evaluate our operating performance and prospects, develop internal budgets and financial goals, and facilitate period-to-period comparisons. Management believes that these non-GAAP financial measures provide meaningful supplemental information regarding our performance and liquidity by excluding certain expenses and expenditures that may not be indicative of our operating performance, such as stock-based compensation and other non-cash charges, as well as discrete cash charges that are infrequent in nature. We believe that both management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting, and analyzing future periods. These non-GAAP financial measures also facilitate management’s internal comparisons to our historical performance and liquidity as well as comparisons to our competitors’ operating results, to the extent that competitors define these metrics in the same manner that we do. We believe these non-GAAP financial measures are useful to investors both because they (1) allow for greater transparency with respect to key metrics used by management in its financial and operational decision-making and (2) are used by investors and analysts to help them analyze the health of our business. Our calculation of these non-GAAP financial measures may differ from similarly-titled non-GAAP measures, if any, reported by other companies. In addition, other companies may not publish these or similar measures. These non-GAAP financial measures should be considered in addition to, not as a substitute for, or superior to, other measures of financial performance prepared in accordance with GAAP. For reconciliation of adjusted EBITDA and non-GAAP gross profit and margin to their most comparable GAAP measures, see the section below entitled “Reconciliations of Non-GAAP Financial Measures.”
Definitions of Non-GAAP Financial Measures
We define adjusted EBITDA as net loss attributable to Stem before depreciation and amortization, including amortization of internally developed software, interest expense, further adjusted to exclude stock-based compensation and other income and expense items, including reduction in revenue, excess supplier costs and resulting liquidated damages, and income tax provision or benefit. The expenses and other items that we exclude in our calculation of adjusted EBITDA may differ from the expenses and other items, if any, that other companies exclude when calculating adjusted EBITDA.

We define non-GAAP gross profit as gross profit excluding amortization of capitalized software, impairments related to decommissioning of end-of-life systems, excess supplier costs and resulting liquidated damages, and reduction in revenue. Non-GAAP gross margin is defined as non-GAAP gross profit (loss) as a percentage of revenue.
In the three months ended March 31, 2024, we incurred costs of $1.0 million above initially agreed prices on the acquisition of certain hardware systems from one of our suppliers, which resulted from production delays by such supplier. This in turn caused fulfillment and delivery delays on an order to one of our customers, as a result of which we further incurred liquidated damages of $4.8 million during the year ended December 31, 2023 under the customer contract. Because we had not previously incurred costs above initially agreed upon prices with a hardware supplier and were subsequently required to pay liquidated damages to a customer, we excluded these two items from adjusted EBITDA and non-GAAP gross profit to better facilitate comparisons of our underlying operating performance across periods.
As stated above, in certain customer contracts, the Company previously agreed to provide a guarantee that the value of purchased hardware will not decline for a certain period of time. The Company accounted for such contractual terms and guarantees as variable consideration at each measurement date. The Company reviewed its estimate of variable consideration each quarter, including changes in estimates related to such guarantees, for facts or circumstances that changed from the time of the initial estimate. Additionally, as a result of impairment of accounts receivables related to contracts that provided for a parent company guarantee, the Company recorded a bad debt expense of $104.1 million during the year ended December 31, 2024.
See also the section below entitled “Reconciliations of Non-GAAP Financial Measures.”
Conference Call Information
Stem will hold a conference call to discuss this earnings press release and business outlook on Tuesday, April 29, 2025, beginning at 5:00 p.m. Eastern Time. The conference call and accompanying slides may be accessed via a live webcast on a listen-only basis on the Events & Presentations page of the Investor Relations section of the Company’s website at https://investors.stem.com/events-and-presentations. The call can also be accessed live over the telephone by dialing (877) 407-3982, or for international callers, (201) 493-6780 and referencing Stem. An audio replay will be available shortly after the call, and can be accessed by dialing (844) 512-2921 or for international callers by dialing (412) 317-6671. The passcode for the replay is 13752971. The replay will be available until Thursday, May 29, 2025. An archive of the webcast will be available shortly after the call on Stem’s website at https://investors.stem.com/overview for 12 months following the call.
About Stem
Stem (NYSE: STEM) is a global leader in AI-enabled software and services that enable its customers to plan, deploy, and operate clean energy assets. The company offers a complete set of solutions that transform how solar and energy storage projects are developed, built, and operated, including an integrated suite of software and edge products, and full lifecycle services from a team of leading experts. More than 16,000 global customers rely on Stem to maximize the value of their clean energy projects and portfolios. Learn more at stem.com.

Forward-Looking Statements
This earnings press release, as well as other statements we make, contains “forward-looking statements” within the meaning of the federal securities laws, which include any statements that are not historical facts. Such statements often contain words such as “expect,” “may,” “can,” “believe,” “predict,” “plan,” “potential,” “projected,” “projections,” “forecast,” “estimate,” “intend,” “anticipate,” “ambition,” “goal,” “target,” “think,” “should,” “could,” “would,” “will,” “hope,” “see,” “likely,” and other similar words. Forward-looking statements address matters that are, to varying degrees, uncertain, such as statements about financial and operating performance, guidance, outlook, targets and other forecasts or expectations regarding, or dependent on, our business outlook and strategy; our expectations around our new software and services-centric strategy; our ability to secure sufficient and timely inventory from suppliers; our ability to meet contracted customer demand; our ability to manage manufacturing or delivery delays; our ability to manage our supply chain and distribution channels; our joint ventures, partnerships and other alliances; forecasts or expectations regarding energy transition and global climate change; reduction of greenhouse gas (“GHG”) emissions; the integration and optimization of energy resources; our business strategies and those of our customers; our ability to retain or upgrade current customers, further penetrate existing markets or expand into new markets; the effects of natural disasters and other events beyond our control; the direct or indirect effects on our business of macroeconomic factors and geopolitical instability, such as the armed conflicts between Russia and Ukraine and in the Gaza Strip and nearby areas; the expected benefits of the Inflation Reduction Act of 2022 on our business; and our future results of operations, including revenue, adjusted EBITDA and the other metrics presented here. Such forward-looking statements are subject to risks, uncertainties, and other factors that could cause actual results or outcomes to differ materially from those expressed or implied by such forward-looking statements, including but not limited to our inability to execute on, and achieve the expected benefits from, our operational and strategic initiatives; including from our cost reduction and restructuring efforts; our inability to successfully execute on our new software and services-centric strategy; uncertainty around the status of the Inflation Reduction Act of 2022 as a result of the change in U.S. Administration; our inability to secure sufficient and timely inventory from our suppliers, as well as contracted quantities of equipment; our inability to meet contracted customer demand; supply chain interruptions, manufacturing or delivery delays and increased supply chain costs, including as a results of trade policies; disruptions in sales, production, service or other business activities; general macroeconomic and business conditions in key regions of the world, including inflationary pressures, general economic slowdown or a recession, high interest rates, changes in monetary policy, changes in trade policies, including tariffs or other trade restrictions or the threat of such actions, and instability in financial institutions; the direct and indirect effects of widespread health emergencies on our workforce, operations, financial results and cash flows; geopolitical instability, such as the armed conflicts between Russia and Ukraine and in the Gaza Strip and nearby areas; the results of operations and financial condition of our customers and suppliers; pricing pressures; severe weather and seasonal factors; our inability to continue to grow and manage our growth effectively; our inability to attract and retain qualified employees and key personnel; our inability to comply with, and the effect on our business of, evolving legal standards and regulations, including those concerning data protection, consumer privacy, sustainability, and evolving labor standards; our inability to regain and maintain compliance with New York Stock Exchange listing standards; risks relating to the development and performance of our energy storage systems and software-enabled services; our inability to retain or upgrade current customers, further penetrate existing markets or expand into new markets; the risk that our business, financial condition and results of operations may be adversely affected by other political, economic, business and competitive factors; and other risks and uncertainties discussed in this release and in our most recent Forms 10-K, 10-Q and 8-K filed with or furnished to the SEC. If one or more of these or other risks or uncertainties materialize (or the consequences of any such development changes), or should our underlying assumptions prove incorrect, actual results or outcomes, or the timing of these results or outcomes, may vary materially from those reflected in our forward-looking statements. Forward-looking statements and other statements in this release regarding our environmental, social, and other sustainability plans and goals are not an indication that these statements are necessarily material to the Company, investors, or other stakeholders, or required to be disclosed in our filings under U.S. securities laws or any other laws or requirements applicable to the Company. In addition, historical, current, and forward-looking environmental, social, and sustainability-related statements may be based on standards for measuring progress that are still developing, internal controls and processes that continue to evolve, and assumptions that are subject to change in the future. Forward-looking statements in this earnings press release are made as of the date of this release, and the Company disclaims any intention or obligation to update publicly or revise such forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.
Stem Investor Contacts
Ted Durbin, Stem
Erin Reed, Stem
Marc Silverberg, ICR
IR@stem.com

Stem Media Contacts
Jessie Smiley, Stem
press@stem.com
Source: Stem, Inc.

STEM, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)
(in thousands, except share and per share amounts)

	March 31, 2025	December 31, 2024
ASSETS
Current assets:
Cash and cash equivalents	$58,584	$56,299
Accounts receivable, net of allowances of $9,744 and $9,499 as of March 31, 2025 and December 31, 2024, respectively	34,733	59,316
Inventory	8,836	10,920
Other current assets	8,427	10,082
Total current assets	110,580	136,617
Energy storage systems, net	55,557	58,820
Contract origination costs, net	9,373	9,681
Intangible assets, net	141,933	143,912
Operating lease right-of-use assets	11,923	12,574
Other noncurrent assets	75,715	75,755
Total assets	$405,081	$437,359
LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$19,644	$30,147
Accrued liabilities	27,849	25,770
Accrued payroll	8,470	6,678
Financing obligation, current portion	17,416	16,521
Deferred revenue, current portion	40,115	43,255
Other current liabilities	6,683	6,429
Total current liabilities	120,177	128,800
Deferred revenue, noncurrent	85,994	85,900
Asset retirement obligation	4,263	4,203
Convertible notes, noncurrent	526,503	525,922
Financing obligation, noncurrent	37,136	41,627
Lease liabilities, noncurrent	12,527	13,336
Other liabilities	35,405	35,404
Total liabilities	822,005	835,192

Stockholders’ (deficit) equity:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized as of March 31, 2025 and December 31, 2024; zero shares issued and outstanding as of March 31, 2025 and December 31, 2024	—	—
Common stock, $0.0001 par value; 500,000,000 shares authorized as of March 31, 2025 and December 31, 2024; 166,352,779 and 162,797,684 issued and outstanding as of March 31, 2025 and December 31, 2024, respectively	17	16
Additional paid-in capital	1,233,760	1,228,042
Accumulated other comprehensive income (loss)	266	76
Accumulated deficit	(1,651,508)	(1,626,508)
Total Stem’s stockholders’ (deficit) equity	(417,465)	(398,374)
Non-controlling interests	541	541
Total stockholders’ equity (deficit)	(416,924)	(397,833)
Total liabilities and stockholders’ equity (deficit)	$405,081	$437,359

STEM, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)
(in thousands, except share and per share amounts)

	Three Months Ended March 31,
	2025	2024
Revenue
Services and other revenue	$17,721	$14,840
Hardware revenue	14,791	10,629
Total revenue	32,512	25,469
Cost of revenue
Cost of services and other revenue	11,413	9,984
Cost of hardware revenue	10,561	39,676
Total cost of revenue	21,974	49,660
Gross profit (loss)	10,538	(24,191)
Operating expenses:
Sales and marketing	6,792	11,126
Research and development	11,328	14,136
General and administrative	13,566	18,560
Total operating expenses	31,686	43,822
Loss from operations	(21,148)	(68,013)
Other expense, net:
Interest expense	(4,290)	(4,707)
Other income, net	496	566
Total other expense, net	(3,794)	(4,141)
Loss before provision for income taxes	(24,942)	(72,154)
Provision for income taxes	(58)	(153)
Net loss	$(25,000)	$(72,307)

Net loss per share attributable to common stockholders, basic and diluted	$(0.15)	$(0.46)

Weighted-average shares used in computing net loss per share to common stockholders, basic and diluted	163,889,801	158,180,137

STEM, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)
(in thousands)

	Three Months Ended March 31,
	2025	2024
OPERATING ACTIVITIES
Net loss	$(25,000)	$(72,307)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization expense	10,996	10,809
Non-cash interest expense, including interest expenses associated with debt issuance costs	289	422
Stock-based compensation	4,317	8,374
Non-cash lease expense	679	777
Accretion of asset retirement obligations	60	59
Impairment loss of project assets	699	345
Net accretion of discount on investments	—	(29)
Provision for (recovery of) credit losses on accounts receivable	78	(1,004)
Other	63	(98)
Changes in operating assets and liabilities:
Accounts receivable	24,351	63,943
Inventory	2,084	2,221
Other assets	2,025	(746)
Contract origination costs, net	(324)	(356)
Project assets	(1,516)	(390)
Accounts payable	(10,538)	(16,280)
Accrued expenses and other liabilities	3,861	1,731
Deferred revenue	(3,046)	2,715
Lease liabilities	(542)	(807)
Net cash provided by (used in) operating activities	8,536	(621)
INVESTING ACTIVITIES
Proceeds from maturities of available-for-sale investments	—	8,250
Purchase of energy storage systems	(7)	(51)
Capital expenditures on internally-developed software	(3,583)	(3,463)
Purchase of property and equipment	—	(61)
Net cash (used in) provided by investing activities	(3,590)	4,675
FINANCING ACTIVITIES
Proceeds from employee equity transactions to be remitted to tax authorities, net	—	5,228
Repayment of financing obligations	(2,819)	(2,086)
Net cash (used in) provided by financing activities	(2,819)	3,142
Effect of exchange rate changes on cash, cash equivalents and restricted cash	158	233
Net increase in cash, cash equivalents and restricted cash	2,285	7,429
Cash, cash equivalents and restricted cash, beginning of year	58,085	106,475
Cash, cash equivalents and restricted cash, end of period	$60,370	$113,904

RECONCILIATION OF CASH, CASH EQUIVALENTS, AND RESTRICTED CASH WITHIN THE UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS TO THE AMOUNTS SHOWN IN THE STATEMENTS OF CASH FLOWS ABOVE:
Cash and cash equivalents	$58,584	$112,804
Restricted cash included in other noncurrent assets	1,786	1,100
Total cash, cash equivalents, and restricted cash	$60,370	$113,904

STEM, INC.
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
(UNAUDITED)

The following table provides a reconciliation of adjusted EBITDA to net loss:

	Three Months Ended March 31,
	2025	2024
	(in thousands)
Net loss	$(25,000)	$(72,307)
Adjusted to exclude the following:
Depreciation and amortization (1)	11,695	11,154
Interest expense	4,290	4,707
Stock-based compensation	4,317	8,374
Revenue reduction, net (2)	—	33,128
Excess supplier costs and resulting liquidated damages (3)	—	1,012
Provision for income taxes	58	153
Other expenses (4)	13	1,540
Adjusted EBITDA	$(4,627)	$(12,239)
Adjusted EBITDA, as used in the Company's full year 2025 guidance, is a non-GAAP financial measure that excludes or has otherwise been adjusted for items impacting comparability. The Company is unable to reconcile projected adjusted EBITDA to net income (loss), its most directly comparable forward-looking GAAP financial measure, without unreasonable effort, because the Company is unable to predict with a reasonable degree of certainty its change in stock-based compensation expense, depreciation and amortization expense, and other items that may affect net loss. The unavailable information could have a significant effect on the Company’s full year 2025 GAAP financial results.
(1) Depreciation and amortization includes depreciation and amortization expense, impairment loss of energy storage systems, impairment loss of project assets, and impairment loss of right-of-use assets.
(2) Refer to the discussion of reduction in revenue in the definition of non-GAAP gross profit provided above.
(3) Refer to the discussion of excess supplier costs in the definition of non-GAAP gross profit provided above.
(4) Adjusted EBITDA for the three months ended March 31, 2024 reflects other expenses of $1.5 million, comprised of $1.1 million for expenses related to restructuring costs to pursue greater efficiency and to realign our business and strategic priorities, and $0.4 million of other non-recurring expenses.

The following table provides a reconciliation of non-GAAP gross profit and margin to GAAP gross profit (loss) and margin ($ in millions):

	Three Months Ended March 31,
	2025	2024
Revenue	$32.5	$25.5
Cost of revenue	(22.0)	(49.7)
GAAP gross profit (loss)	10.5	(24.2)
GAAP gross margin (%)	32%	(95)%

Non-GAAP Gross Profit
GAAP Revenue	$32.5	$25.5
Add: Revenue reduction, net (1)	—	33.1
Subtotal	32.5	58.6
Less: Cost of revenue	(22.0)	(49.7)
Add: Amortization of capitalized software & developed technology	4.3	3.9
Add: Excess supplier costs (2)	—	1.0
Non-GAAP gross profit	$14.8	$13.8
Non-GAAP gross margin (%)	46%	24%
Non-GAAP gross margin as used in the Company's full year 2025 guidance, is a non-GAAP financial measure that excludes or has otherwise been adjusted for items impacting comparability. The Company is unable to reconcile projected non-GAAP gross margin to GAAP gross margin, its most directly comparable forward-looking GAAP financial measure, without unreasonable efforts, because the Company is currently unable to predict with a reasonable degree of certainty its change in amortization of capitalized software, impairments, and other items that may affect GAAP gross margin. The unavailable information could have a significant effect on the Company’s full year 2025 GAAP financial results.
(1) Refer to the discussion of reduction in revenue in the definition of non-GAAP profit provided above.
(2) Refer to the discussion of excess supplier costs in the definition of non-GAAP profit provided above.

Key Definitions:

Item	Definition
Bookings	Total value of executed customer purchase orders, as of the end of the relevant period (e.g. quarterly bookings or annual bookings). Customer purchase orders are typically executed 6 months ahead of installation. The booking amount includes (1) hardware revenue, which is typically recognized at delivery of the energy storage hardware and/or edge device to the customer, and (2) services revenue, which represents total nominal software and services contract value recognized ratably over the contract period.
Contracted Backlog
Total value of hardware and non-recurring services bookings with executed purchase orders in dollars, as reflected on a specific date. Backlog increases as new purchase orders are executed (bookings) and decreases as hardware is delivered and recognized as revenue and as services are provided.

Storage Operating AUM	Total GWh of energy storage systems in operation.
Solar Operating AUM	Total GW of solar systems in operation.
CARR	Annualized value from Stem customer subscription contracts with executed purchase orders signed in the period for systems that are not yet operating and all operating Stem customer subscription contracts, including solar software, storage software & recurring managed services, and some recurring professional services contracts.
ARR	Annualized value from operating customer subscription contracts, including solar software, storage software & recurring managed services, and any recurring professional services contracts.
Operating Cash Flow	Net cash provided by (used in) operating activities. Does not represent the change in balance sheet cash which will be further impacted by investing and financing activities.